Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tyler Technologies, Inc. Stock Option Plan of our reports dated February 22, 2008, with respect to the financial statements of Tyler Technologies, Inc., and the effectiveness of internal control over financial reporting of Tyler Technologies, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Dallas, Texas
August 13, 2008